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January 26, 1993

Mr. John J. McDonnell
18404 Marshfield
Homewood, ILL.  60430

Dear John:

This letter should serve as our agreement concerning your employment and is subject to your spending all of your normal working hours on the business of American Disposal Services, Inc. ("ADS") during the term of this agreement.

SALARY

A five-year guaranteed contract starting at $80,000 in year one and increasing 15% per year to year five. This salary would be guaranteed so long as you are actively employed by ADS and spend all of your normal working hours on the business of ADS. This salary would be paid semi-monthly. ADS shall be relieved of any further obligation regarding its salary payments to you only if you should voluntarily elect to terminate your employment with ADS.

STOCK

You will receive options to purchase 100,000 shares of the common stock of ADS at $.714285 per share. Your options would be able to be exercised at the rate of twenty percent (20%) for each completed year of your employment agreement. All of the options would expire six months after your fifth year anniversary with ADS.

HEALTH INSURANCE, LIFE INSURANCE

You and your family would be entitled to participate in the Company's health insurance and life insurance program. No selection of a company to provide the coverage has been made as yet, although the coverage would be consistent with the quality of coverage generally provided to senior executives of Waste Management.


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Mr. John J. McDonnell
January 26, 1993
Page 2


COMPANY AUTOMOBILE

You would be provided a company automobile and the Company will pay the operating expenses associated with the vehicle.

This agreement supercedes all prior written or oral discussions between yourself and ADS.

If all the elements of this letter conform with your understanding, please acknowledge in the space provided below, and send me one copy in the attached envelope.


Sincerely yours,

/s/ Ronald H. Burks
- -------------------
Ronald H. Burks,
President
RHB/dk


ACCEPTANCE:

/s/ John J. McDonnell
- -------------------------
John J. McDonnell
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                          RIDER TO EMPLOYMENT AGREEMENT


          THIS RIDER is attached to and made a part of a certain Employment Contract dated January 26, 1993 between the Employer, American Disposal Services, Inc. and the Employee, John J. McDonnell.

          NOTWITHSTANDING the terms and conditions of the attached Employment Contract, the parties further represent and agree as follows:

          1. The Employer's name and address are American Disposal Services, Inc. ("ADS"), 5821 Northwest Grand Boulevard, Suite A, Oklahoma City, OK 73118.

          2. The Employee's name and address are John J. McDonnell, 18404 Marshfield, Homewood, IL 60430.

          3. The office of the Employee is to be located in the Chicago area, and the Employee will not be relocated during 1993. If relocation is necessary, the Employer shall pay relocation expenses including moving and closing costs. The Employee shall perform the general duties as environmental engineer for Employer, ADS.

          4. The term of the Employee's contract is guaranteed for five years commencing on or about February 8, 1993.

          5. The salary of the Employee shall be $80,000 per year in year one, and increasing by 15% each year to and through year five. This compensation will be paid in equal semi-monthly payments.

          6. All options to purchase shares of common stock which are not exercised shall not terminate or expire until six months after the Employee's five year anniversary with ADS.

          7. The Employer shall provide Employee with a company automobile similar to the size and make of a Ford Explorer. The Employer shall pay the operating expenses associated with the vehicle, including but not limited to gas, insurance, maintenance, repair costs, taxes and other governmental charges. The Employer shall provide a new replacement automobile to Employee in event of the following which occurs first:

               a) The loss of the company automobile via theft, damage, or mechanical breakdown;

               b)   The company vehicle reaching 75,000 miles of travel;


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

               c) At such time that the Employee has driven the company vehicle for three years.

          8. The Employee shall be entitled to vacation time per the company policy or policies which shall be formulated subsequent to the execution of this contract. In no event shall Employee be entitled to less than two weeks of vacation per year, effective immediately.

          9. The Employee shall be eligible and entitled to participate in any additional benefits and benefit programs offered to ADS employees per the company policy or policies which shall be formulated subsequent to the execution of this contract.

          10. This Agreement may be amended, terminated, or extended for additional periods by the parties hereto by agreement in writing. It contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

/s/ Ronald H. Burks
- --------------------------------
Ronald H. Burks, President
American Disposal Services, Inc.


Dated: January 26, 1993
      -------------------

/s/John J. McDonnell
- -------------------------
John J. McDonnell


Dated: January 26, 1993
      -------------------


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